EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into this 1st day of April, 2007, is by and between Sun Reporter, Inc. (formerly known as Photon Pharm, Inc.,) ("Employer") and Edward T. Whelan ("Employee").

EXPLANATORY STATEMENT

   WHEREAS, Employer is engaged in the business of restoring a dormant corporation to active status and developing a public entity qualified as a "business development corporation" with the SEC and commencing operations to assist emerging developing companies with their capital needs; and

   WHEREAS, Employer desires to employ Employee as a member of its Board of Directors and President/COO of the Corporation and Employee desires to become employed by Employer, all on the terms and conditions hereinafter set forth.

   NOW THEREFORE, in consideration of the Explanatory Statement, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1. Employment. Employer hereby employs Employee as a member of its Board of Directors and President/COO of the Corporation, and Employee hereby accepts such employment by Employer upon all of the terms and conditions hereinafter set forth.

2. Duties. Employee agrees to devote twenty to forty hours per week or such further time as is required and his best efforts to the performance of his duties for Employer and agrees to perform such other duties as are assigned to Employee from time to time by the Board of Directors of Employer ("Board of Directors"). Employee agrees to observe and comply with the rules and regulations of Employer as adopted from time to time by the Board of Directors.

3. Term. The term of employment under this Agreement shall be for the three year period beginning April 1, 2007 and ending March 31, 2010 and shall be automatically renewed for two successive three year periods ending March 31, 2013 and March 31, 2016 thereafter, unless sooner terminated as hereinafter provided.

4. Compensation. For all the services to be rendered by Employee in any capacity hereunder, including services as an officer, member of the Board of Directors, or any other duties assigned to Employee by the Board of Directors, Employer shall pay Employee the following compensation:

a. An annual base salary of $180,000 payable in equal installments during each year of this Agreement as follows: as cash is available, semi monthly payments of $7500.00 each, less any required or authorized deductions for taxes or benefits for
which Employee is responsible for cost sharing.   The base salary
may be increased, but not decreased, each year in an amount determined by the Board of Directors, utilizing as a guide and a ceiling, the percentage amount of increase in the Corporation's stock value during the preceding year. Upon termination of this Agreement, the base salary shall be prorated through the date of termination.

b. In addition, a bonus equal to 3% of Operating Cash Flow, which Operating Cash Flow is defined in paragraph d hereof.

c. Employer shall make reasonable estimates of the Operating Cash Flow for each quarter and shall pay to Employee at the end of each quarter the estimated bonus which will be payable to Employee pursuant to paragraph b. Promptly after the Operating Cash Flow for each year of this Agreement is determined, appropriate adjustments shall be made if the bonus payable to Employee hereunder differs from the aggregate bonus payments made to Employee during such year. In such case, Employer shall promptly pay to Employee, or Employee shall promptly pay to Employer, as the case may be, the amount of such difference. For purposes of this paragraph, any retirement plan contributions paid or accrued on behalf of Employee shall be deemed to be part of the compensation of Employee for the year with respect to which such contributions are paid or accrued. Actual Operating Cash Flow for each year shall be determined within sixty (60) days after the end of each such year.

For purposes of this paragraph, the term "Operating Cash Flow" shall mean the net income of Employer determined on a cash basis of accounting and otherwise in accordance with generally accepted accounting principles, increased by (aa) all non-taxable funds received by Employer, and (bb) the amount of depreciation and amortization deductions taken in computing such net income, and decreased by (cc) payments upon the principal of any obligations or debts of Employer,
(dd) expenditures for capital equipment, improvements and replacements and such reserves for such equipment, improvements, replacements, repairs, anticipated expenses and working capital as shall be determined by the Board of Directors, and (ee) any other expenditures not deducted in computing the net income of Employer.

Upon termination of this Agreement, the bonus payable to Employee shall be prorated through the date of termination based on the estimate of Operating Cash Flow under paragraph c hereof. Any adjustments required under paragraph d hereof shall be made promptly after the Operating Cash Flow for that part of the year through the date of termination is determined.

All compensation paid to Employee shall be subject to customary withholding and employment taxes.

5. Working Facilities. Employee shall be provided with such facilities, office supplies and services suitable to his position and adequate for the performance of his duties as determined by the Board of Directors.

6.   Expenses.

a. The Employer shall pay or reimburse Employee for the reasonable and necessary business expenses of Employee including automobile expenses up to a maximum amount of $2000 per month upon Employee's submission of substantiation thereof. In addition, Employer shall reimburse Employee for the reasonable and necessary business expenses incurred while traveling on Employer's business. Any expenses in excess of this amount shall be reimbursed only upon approval by the Board of Directors.

b. Employee is required to maintain and use as necessary an automobile and home telephone in connection with Employee's performance of duties under this Agreement, all of which shall be at Employee's expense, except as may be furnished or reimbursed as provided above or otherwise from time to time by Employer at its expense. Employee shall also, at his own expense, carry public liability insurance coverage protecting Employee against claims arising out of the use of such automobile (or other motor vehicle) in the course of his employment hereunder) in such amounts as the Board of Directors may request.

c. If any salary, compensation, travel, entertainment or other expense, paid or incurred by Employer to or on behalf of Employee is disallowed in whole or in part as a deductible expense of Employer for federal income tax purposes, Employee shall reimburse Employer to the full extent of the disallowed portion. Such disallowed amount shall be repaid to Employer within sixty
(60) days after the date on which Employer pays the deficiency with respect to such disallowed amount. It is further understood that Employer shall not be required to legally defend any proposed disallowance by the Internal Revenue Service and the amount required to be reimbursed by Employee shall be the amount, as finally determined by agreement or otherwise, actually disallowed as a deduction.

7. Vacation and Holidays. Employee shall be entitled to vacation with pay of up to six weeks during each year during the term of this Agreement. Vacations shall be taken by Employee at such time or times as shall be approved by Employer which approval shall not be unreasonably withheld. In addition, Employee shall be entitled to such holidays as Employer may approve in advance. Unused days of vacation and holidays may be carried over from one year to another and additional compensation will not be paid for vacation time or holidays not taken during any year.

8.   Sickness and Disability.

a. Employee shall be entitled to such number of days sick leave in each year during the term of this Agreement because of sickness or accident (not resulting in Employee becoming "disabled," as that term is hereinafter defined) as may be approved by the Board of Directors] without any adjustment in his salary. Sick leave may be used by Employee only for a bona fide illness, disease, or other medical impairment. Unused sick leave may be carried over from one year to another. In the event that Employee takes sick leave in excess of the number of days allowed, then Employee shall not be paid his salary attributable to such excess days.

b. Should Employee become disabled as a result of sickness or accident and unable to attend to his duties prescribed in this Agreement, his salary shall be reduced in accordance with the following schedule during the continuance of such disability and for a period not exceeding 12 months for each continuous disability.

DISABILITY BENEFIT SCHEDULE
---------------------------
                                        Percentage of Employee's
      Months Disabled                      Salary To Be Paid

   One to three                                75%
   Four to six                                 60%
   Seven to nine                               45%
   Ten to Twelve                               30%
   More than Twelve                             0%

The salary paid to Employee under this paragraph shall be reduced by any disability insurance proceeds received by Employee.

c. Should such disability continue for a period of twelve (12) months, this Agreement shall, at the end of such twelve (12) months, be automatically terminated. If, however, prior to the end of such twelve (12) month period, Employee's disability shall have ceased and Employee shall have commenced to perform his duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to resume his employment hereunder and to thereafter receive his full compensation as though Employee had not been disabled; provided, however, that unless Employee shall perform his duties hereunder for a continuous period of at least sixty (60) consecutive business days following a period of disability, Employee shall not be entitled to start a new twelve (12) month period of disability. In such event, the running of the original twelve (12) month period of disability shall be suspended during the time of

Employee's performance of his duties for less than sixty (60) consecutive business days and shall continue upon Employee becoming disabled again.

d. In the event Employee becomes disabled, Employee shall not be entitled to any sick leave at full salary during such period of disability in addition to the disability benefits under the Disability Benefit Schedule, it being understood that Employee, if disabled, shall receive only such benefits for such period of time as provided for in said Disability Benefit Schedule.

e. For purposes of this Agreement, Employee shall be deemed disabled if Employee (1) has been declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which the disability occurred), (2) receives disability insurance benefits for total disability from any disability income insurance policy maintained by Employer or Employee for a period of twelve (12) consecutive months (which period shall be deemed to include the waiting period), or (3) has been found to be disabled pursuant to a Disability Determination. A "Disability Determination" means that Employee, because of a medically determinable disease, injury or other mental or physical disability, is unable to perform substantially all of his regular duties to Employer on a substantially full-time basis and that such disability has lasted or reasonably is expected to last at least twelve (12) months. In determining whether Employee has been disabled for twelve (12) months, the twelve
(12) month period shall not be deemed interrupted by a return to work for less than five consecutive business days. A disability determination prior to the expiration of such twelve (12) month period may be made only based upon and in accordance with the written opinion of a physician appointed by the Board of Directors. If Employee disagrees with the opinion of this physician (the "first physician"), Employee may engage at his own expense another physician (the "second physician") to examine Employee. If the first and second physicians agree in writing that Employee is or is not disabled within the meaning of this paragraph, such written opinion shall be conclusive on the issue of disability. If the first and second physicians disagree on the disability of Employee, they shall choose a third consulting physician (whose expense shall be borne by the Employer), and the written opinion of a majority of these three physicians shall be conclusive as to Employee's disability. The date on which disability shall be deemed to have occurred shall be upon the expiration of the twelve (12) month period of disability or, if earlier, on the date of any written opinion conclusively finding Employee to be disabled in compliance with the provisions of this paragraph.

9.   Fringe Benefits.   Employer agrees to provide Employee with such
fringe benefits as are generally provided to all employees of Employer.

10.   Termination.

a. Employer may terminate this Agreement without cause and at any time (except during a period when Employee is disabled) which termination shall be effective on the 90th day following the provision of notice of termination by Employer to Employee. Employee may terminate this Agreement without cause only upon at least 30 days written notice.

b. This Agreement shall also terminate (i) upon Employee's death,(ii) upon Employee being disabled for a period of 12 months, (iii) for cause, pursuant to paragraph c hereof, or (iv) upon Employer's cessation of business activity. On or after the giving of any notice of termination hereunder Employer shall have the right to terminate the active services of Employee at any time after such notice is given and to pay Employee the compensation due to Employee for the duration of the notice period, if any.

c. Notwithstanding any other provision of this Agreement, if Employee (i) is convicted of a felony or other offense involving moral turpitude, (ii) fails or refuses to faithfully and diligently perform the duties of his employment and the provisions of this Agreement, (iii) breaches his fiduciary duty of loyalty to Employer, (iv) engages in fraud, embezzlement, theft or other dishonest or criminal conduct, or (v) otherwise materially breaches this Agreement, then Employee's employment shall be terminated for cause immediately.

d. Upon termination of Employee's employment for any reason, Employer shall pay to Employee severance compensation equal to three years of the compensation due to Employee under Paragraph 4 above, the figure to be determined by the amount paid to Employee over the preceding twelve month period prior to termination, payable in thirty six consecutive monthly payments, commencing on the first day of the first month following Employee's termination of employment hereunder.

11.   Covenants Regarding Confidential and Proprietary Information.

a. The Employee acknowledges that in and as a result of his employment by Employer, Employee will be making use of, acquiring, and/or adding to confidential and proprietary information of Employer, including, but not limited to, trade secrets. Such trade secrets and other confidential and proprietary information shall be deemed to include, but not be limited to, the business methods, ideas, disclosures and improvements, whether patented or unpatented, copyrightable material, copyrights, trademarks, tradenames, service marks, patents, all applications and registrations pertaining to the foregoing, processes, systems, procedures, policies, manuals, confidential reports, plans, data and data bases, lists of customers and potential customers, the nature and type of services rendered by Employer and the fees paid for them, and all proceeds, products, variations, additions, improvements, enhancements, modifications and derivations thereof. As a material inducement to Employer to enter into this Agreement and to pay to Employee the compensation stated in paragraph 4, Employee covenants and agrees that Employee shall hold in strict confidence all of such trade secrets and other confidential and proprietary information and shall not, at any time during or following the term of his employment (except in connection with his duties hereunder), directly or indirectly divulge, disclose or make use of for any purpose whatsoever any of such trade secrets or other confidential or proprietary information of Employer.

b. Employee agrees and understands that any of the trade secrets and other confidential and proprietary information of any of the types described in this paragraph which are made or conceived by Employee during the term of his employment with Employer shall be and become the property of Employer. During the term of this Agreement, Employee shall promptly disclose to Employer in writing or otherwise in tangible form all information, details and data pertaining to any of the foregoing trade secrets and other confidential or proprietary information. If requested by Employer during the term of this Agreement or thereafter, Employee shall execute and deliver such formal transfers and assignments as are required to vest all right, title and interest in and to any of the foregoing trade secrets and confidential and proprietary information in Employer.

c. Upon termination of Employee's employment Employee shall immediately return to Employer all copies of Employer's trade secrets and other proprietary and confidential information including, but not limited to, all sample equipment, price lists, sales leads, quotation guides, outstanding quotations, books, manuals and sales literature and paraphernalia, customer records, business cards, correspondence, contacts, orders and other papers and documents in Employee's possession which pertain or relate to any of Employer's trade secrets or other proprietary and confidential information or otherwise with respect to Employer's business whether furnished to Employee by Employer or compiled or obtained by Employee in the course of Employee's employment. All of such property, books, records and other documents are and shall remain at all times the property of Employer and Employee agrees that Employer may withhold any compensation otherwise due to Employee until such time as the provisions of this paragraph are complied with.

d. In the event of a breach or threatened breach by Employee of any of the provisions of this paragraph, Employer, in addition to, and not in limitation of, any other rights, remedies, or damages available to Employer at law or in equity, shall be entitled to preliminary, temporary and permanent injunctions, orders or decrees in order to enjoin, prevent and/or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees, family members, and/or any and all persons directly or indirectly acting for or with Employee.

12.   Remedies for Breach of Employee's Covenants Regarding
Confidential Information

In the event of a breach or threatened breach of any of the covenants in paragraph 11, Employer shall have the right to obtain monetary damages for any such breach and equitable relief, including, but not limited to, a preliminary, temporary and permanent restraining order and injunction against Employee or against Employee's partners, agents, representatives, servants, employers, employees, family members, and/or any and all persons acting directly or indirectly by or with Employee, to enjoin, prevent and/or restrain any further breach. The rights and remedies set forth in this paragraph 12 shall be independent of each other, shall be severally enforceable, and shall be in addition to any other rights or remedies available to Employer under law or in equity.

13. Arbitration. Except as herein otherwise provided, any claim or controversy arising out of or relating to this Agreement or any breach hereof shall, upon the request of either Employer or Employee, be submitted to and settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Any decision made pursuant to such arbitration shall be binding and conclusive upon Employer and Employee and judgment upon such decision may be entered in any court having jurisdiction thereof.

14.   Waiver of Breach or Violation not Deemed Continuing.   The waiver
by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

15. Notices. Any and all notices required or permitted to be given under this Agreement shall either be furnished in writing, personally delivered or sent by certified mail, postage prepaid, return receipt requested or by overnight mail, to his last known residence in case of Employee or to its principal office in the case of Employer. Any such notice shall be effective as of the time of personal delivery, three
(3) business days following mailing by certified mail, or on the date of delivery by overnight mail.

16. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Maryland.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal and legal representatives, successors and assigns except that Employee may not assign this Agreement or any part thereof.

18. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.

20. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the matters contained herein and any representation, inducement, promise or agreement, whether oral or written, which pertains to such matters and is not embodied herein shall be of no force or effect.

21. Amendment. This Agreement may be amended only by a written instrument executed by Employer and Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ATTEST:     Sun Reporter, Inc.                    (SEAL)


By:
   ----------------------------

Employee:

/s/Edward T. Whelan
----------------------
Edward T. Whelan


- -

- -